Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated May 4, 2006, with respect to the consolidated financial statements of BioMimetic Therapeutics, Inc. as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005, included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-139291) and related Prospectus of BioMimetic Therapeutics, Inc.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 8, 2007